EXHIBIT 11

COMPUTATION OF BASIC AND DILUTED

EARNINGS PER SHARE

(UNAUDITED)

	For the Three Months Ended
	June 30, 2016	June 30, 2015
Number of shares on which basic earnings per share is calculated:
Weighted-average shares outstanding during period	957,354,880	982,309,853
Add — Incremental shares under stock-based compensation plans	2,398,286	3,501,947
Add — Incremental shares associated with contingently issuable shares	731,716	861,760
Number of shares on which diluted earnings per share is calculated	960,484,882	986,673,560

Income from continuing operations (millions)	$2,505	$3,526
Loss from discontinued operations, net of tax (millions)	0	(77)
Net income on which basic earnings per share is calculated (millions)	$2,504	$3,449

Income from continuing operations (millions)	$2,505	$3,526
Net income applicable to contingently issuable shares (millions)	—	—
Income from continuing operations on which diluted earnings per share is calculated (millions)	$2,505	$3,526
Loss from discontinued operations, net of tax, on which basic and diluted earnings per share is calculated (millions)	0	(77)
Net income on which diluted earnings per share is calculated (millions)	$2,504	$3,449

Earnings/(loss) per share of common stock:

Assuming dilution
Continuing operations	$2.61	$3.58
Discontinued operations	0.00	(0.08)
Total	$2.61	$3.50

Basic
Continuing operations	$2.62	$3.59
Discontinued operations	0.00	(0.08)
Total	$2.62	$3.51

Stock options to purchase 406,237 shares and 39,021 shares were outstanding as of June 30, 2016 and 2015,  but were not included in the computation of diluted earnings per share because the options’ exercise price during the respective period was greater than the average market price of the common shares, and, therefore, the effect would have been antidilutive.

91

COMPUTATION OF BASIC AND DILUTED

EARNINGS PER SHARE

(UNAUDITED)

	For the Six Months Ended
	June 30, 2016	June 30, 2015
Number of shares on which basic earnings per share is calculated:
Weighted-average shares outstanding during period	959,542,164	985,229,912
Add — Incremental shares under stock compensation plans	2,209,598	3,461,376
Add — Incremental shares associated with contingently issuable shares	675,870	811,793
Number of shares on which diluted earnings per share is calculated	962,427,631	989,503,081

Income from continuing operations (millions)	$4,521	$5,942
Loss from discontinued operations, net of tax (millions)	(3)	(165)
Net income on which basic earnings per share is calculated (millions)	$4,518	$5,777

Income from continuing operations (millions)	$4,521	$5,942
Net income applicable to contingently issuable shares (millions)	—	—
Income from continuing operations on which diluted earnings per share is calculated (millions)	$4,521	$5,942
Loss from discontinued operations, net of tax, on which basic and diluted earnings per share is calculated (millions)	(3)	(165)
Net income on which diluted earnings per share is calculated (millions)	$4,518	$5,777

Earnings/(loss) per share of common stock:

Assuming dilution
Continuing operations	$4.69	$6.01
Discontinued operations	0.00	(0.17)
Total	$4.69	$5.84

Basic
Continuing operations	$4.71	$6.03
Discontinued operations	0.00	(0.17)
Total	$4.71	$5.86

Stock options to purchase 785,116 shares and 43,611 shares  (average of first and second quarter share amounts) were outstanding as of June 30, 2016 and 2015, respectively, but were not included in the computation of diluted earnings per share because the options’ exercise price during the respective periods was greater than the average market price of the common shares, and, therefore, the effect would have been antidilutive.

92